Exhibit 99.1

             Record Sales & Earnings Reported by J & J Snack Foods


   PENNSAUKEN, N.J.--(BUSINESS WIRE)--Nov. 7, 2005--J & J Snack Foods Corp. (NASDAQ:JJSF) today reported record sales and earnings for its 2005 fiscal year.
   Sales for the fiscal year ended September 24, 2005 increased 10% to $457.1 million from $416.6 million in the fiscal year ended September 25, 2004. Net earnings increased 15% to $26.0 million in fiscal 2005 from $22.7 million in fiscal 2004. On a per diluted share basis, earnings increased 13% to $2.80 from $2.48. Operating income increased 14% to $40.2 million this year from $35.2 million in the year ago period.
   For the fourth quarter ended September 24, 2005, sales increased
6% to $129.8 million from $122.5 million in the fourth quarter ended September 25, 2004. Net earnings increased 12% to $9.9 million in the current year quarter from $8.8 million. Earnings per diluted share were $1.06 this year compared to $.96 last year. Operating income increased 12% to $15.4 million from $13.7 million in the year ago period.
   Gerald B. Shreiber, J & J's President and Chief Executive Officer, commented, "In achieving our record year we benefited from solid sales in our 4th quarter and continued strong performance in our food service group. We also benefited from warm weather aiding our ICEE and frozen dessert product line sales. Our Company once again delivered consistent growth results despite the challenges impacting our product and distribution costs. Our management team and staff continue to perform in an exemplary fashion."
   J & J Snack Foods Corp.'s principal products include SUPERPRETZEL, PRETZEL FILLERS and other soft pretzels, ICEE and ARCTIC BLAST frozen beverages, LUIGI'S, MAMA TISH'S, SHAPE UPS, MINUTE MAID* and BARQ'S** and CHILL frozen juice bars and ices, TIO PEPE'S churros, THE FUNNEL CAKE FACTORY funnel cakes, and MRS. GOODCOOKIE, CAMDEN CREEK, COUNTRY HOME and READI-BAKE cookies. J & J has manufacturing facilities in Pennsauken, Bridgeport and Bellmawr, New Jersey; Scranton, Hatfield and Chambersburg, Pennsylvania; Carrollton, Texas; Atlanta, Georgia and Vernon, (Los Angeles) California.

   * MINUTE MAID is a registered trademark of The Coca-Cola Company.

   ** BARQ'S is a registered trademark of Barq's Inc.


                             Consolidated Statements of Operations
                            --------------------------------------
                            Three Months Ended   Fiscal Year Ended
                            ------------------   ------------------
                            Sept. 24, Sept. 25,  Sept. 24, Sept. 25,
                              2005      2004       2005      2004
                              ----      ----       ----      ----
                                          (in thousands)

Net sales                   $129,789  $122,477   $457,112  $416,588
Cost of goods sold            83,209    79,902    302,065   276,379
                            --------  --------   --------  --------
  Gross profit                46,580    42,575    155,047   140,209
Operating expenses            31,215    28,856    114,798   105,017
                            --------  --------   --------  --------
Operating income              15,365    13,719     40,249    35,192
Other income & expense,
  net                            513       188      1,553       453
                            --------  --------   --------  --------
Earnings before income
  taxes                       15,878    13,907     41,802    35,645
Income taxes                   5,986     5,069     15,759    12,935
                            --------  --------   --------  --------
  Net earnings              $  9,892  $  8,838   $ 26,043  $ 22,710
                            ========  ========   ========  ========
Earnings per diluted share     $1.06      $.96      $2.80     $2.48
Earnings per basic share       $1.08      $.98      $2.86     $2.55
Weighted average number
   of diluted shares           9,349     9,206      9,300     9,143
Weighted average number
   of basic shares             9,154     9,015      9,097     8,909


                                        Consolidated Balance Sheets
                                        ---------------------------
                                      September 24,      September 25,
                                          2005               2004
                                          ----               ----
                                               (in thousands)

Cash & cash equivalents                 $ 15,795           $ 19,600
Marketable securities available
  for sale                                54,225             36,500
Other current assets                      84,213             82,312
Property, plant & equipment, net          89,045             89,474
Goodwill                                  53,622             46,477
Other intangibles, net                     7,043              1,804
Other assets                               1,981              1,257
                                        --------           --------
   Total                                $305,924           $277,424
                                        ========           ========

Current liabilities                     $ 52,902           $ 47,646
Deferred income taxes                     17,987             19,153
Other long term obligations                  273                529
Stockholders' equity                     234,762            210,096
                                        --------           --------
   Total                                $305,924           $277,424
                                        ========           ========


                                 Consolidated Statements of Cash Flows
                                 -------------------------------------
                                             Fiscal Year Ended
                                             -----------------
                                        September 24,  September 25,
                                            2005           2004
                                            ----           ----
                                               (in thousands)
Operating activities:
  Net earnings                             $26,043        $22,710
  Adjustments to reconcile net earnings
   to net cash provided by operating
   activities:
     Depreciation and amortization of
      fixed assets                          23,215         23,170
     Amortization of intangibles and
      deferred costs                         1,047            898
     Losses (gains) from disposals and
      write-downs of property & equipment      150            (33)
     (Decrease) increase in deferred
      income taxes                            (174)         2,394
     Changes in assets and liabilities,
      net of effects from purchase of
      companies:
        Decrease (increase) in accounts
         receivable                          1,048         (6,887)
        Increase in inventories             (3,465)        (2,423)
        Decrease in prepaid expenses
         and other                             139             83
        Increase in accounts payable and
         accrued liabilities                 4,641          7,232
                                          ---------      ---------
     Net cash provided by operating
       activities                           52,644         47,144
                                          ---------      ---------

Investing activities:
   Purchases of property, plant and
    equipment                              (21,632)       (21,644)
   Payments for purchase of companies      (16,088)       (12,668)
   Proceeds from investments held to
    maturity                                     -            275
   Purchase of available for sale
    securities                             (31,725)       (45,500)
   Proceeds from sales of available for
    sale securities                         14,000          9,000
   Proceeds from disposal of property &
    equipment                                  819          1,628
   Other                                      (807)           (35)
                                          ---------      ---------
       Net cash used in investing
        activities                         (55,433)       (68,944)
                                          ---------      ---------

Financing activities:
  Proceeds from issuance of common stock     2,241          3,810
  Payments of cash dividend                 (3,400)             -
                                          ---------      ---------

    Net cash (used in) provided by
     financing activities                   (1,159)         3,810

    Effect of exchange rate on cash and
     cash equivalents                          143           (104)
                                          ---------      ---------

    Net decrease in cash & cash
     equivalents                            (3,805)       (18,094)

Cash and cash equivalents at
 beginning of year                          19,600         37,694
                                          ---------      ---------

Cash and cash equivalents at end
 of year                                   $15,795        $19,600
                                          =========      =========


                                         Segment Reporting
                                         -----------------
                                          Fiscal Year End
                                          ---------------
                                  September 24,      September 25,
                                      2005               2004
                                      ----               ----
                                           (in thousands)

Sales to external customers:
   Food Service                      $280,123           $250,523
   Retail Supermarket                  42,347             38,843
   The Restaurant Group                 5,409              7,623
   Frozen Beverages                   129,233            119,599
                                     --------           --------
                                     $457,112           $416,588
                                     ========           ========

Depreciation and Amortization:
   Food Service                      $ 13,715           $ 13,504
   Retail Supermarket                       -                  -
   The Restaurant Group                   209                422
   Frozen Beverages                    10,338             10,142
                                     --------           --------
                                     $ 24,262           $ 24,068
                                     ========           ========

Operating Income (Loss):
   Food Service                      $ 26,401           $ 21,266
   Retail Supermarket                   2,918              2,701
   The Restaurant Group                  (314)              (988)
   Frozen Beverages                    11,244             12,213
                                     --------           --------
                                     $ 40,249           $ 35,192
                                     ========           ========

Capital Expenditures:
   Food Service                      $  9,832           $  9,294
   Retail Supermarket                       -                  -
   The Restaurant Group                    45                 22
   Frozen Beverages                    11,755             12,328
                                     --------           --------
                                     $ 21,632           $ 21,644
                                     ========           ========

Assets:
   Food Service                      $209,734           $183,740
   Retail Supermarket                       -                  -
   The Restaurant Group                 1,010              1,461
   Frozen Beverages                    95,180             92,223
                                     --------           --------
                                     $305,924           $277,424
                                     ========           ========


   RESULTS OF OPERATIONS

   Fiscal 2005 (52 weeks) Compared to Fiscal 2004 (52 weeks)

   Net sales increased $40,524,000 or 10% to $457,112,000 in fiscal 2005 from $416,588,000 in fiscal 2004. Adjusting for sales related to the acquisitions of Country Home Bakers in 2004 and Snackworks, LLC in 2005, sales increased approximately 5%, or $22,000,000.
   We have four reportable segments, as disclosed in the notes to the consolidated financial statements: Food Service, Retail Supermarkets, The Restaurant Group and Frozen Beverages.
   The Chief Operating Decision Maker for Food Service, Retail Supermarkets and The Restaurant Group and the Chief Operating Decision Maker for Frozen Beverages monthly review and evaluate operating income and sales in order to assess performance and allocate resources to each individual segment. In addition, the Chief Operating Decision Makers review and evaluate depreciation, capital spending and assets of each segment on a quarterly basis to monitor cash flow and asset needs of each segment.

   Food Service

   Sales to food service customers increased $29,600,000 or 12% to $280,123,000 in fiscal 2005. Excluding Country Home Bakers and Snackworks acquisitions' related sales, sales increased $11,230,000, or 4%. Soft pretzel sales to the food service market increased $6,585,000, or 8%, to $87,308,000 for the 2005 year due primarily to the acquisition of Snackworks, LLC. Excluding Snackworks sales, pretzel sales increased $695,000, or less than 1%. Although there were increases and decreases in sales spread among many of our customers, two customers by themselves had increased sales of about $3,000,000. Sales of bakery products increased $16,048,000, or 14%, for the year. Excluding sales related to the acquisition of Country Home Bakers, sales of bakery products increased $3,568,000 or 3%. The increased sales were primarily to our private label and industrial business customers. Churro sales increased 12% to $14,777,000 with three customers accounting for more than one-half of the increased sales. Frozen juice bar and ices sales increased $2,682,000 or 7% to $39,693,000 for the year with sales to school food service customers accounting for virtually all of the increase. Sales of our funnel cake products increased $2,996,000 due to sales to one customer. The changes in sales throughout the food service segment were from a combination of volume changes and price increases.

   Retail Supermarkets

   Sales of products to retail supermarkets increased $3,504,000 or 9% to $42,347,000 in fiscal 2005. Total soft pretzel sales to retail supermarkets were $21,839,000, an increase of 19% from fiscal 2004. Approximately one-half of the increase was due to the expansion of PRETZELFILS to additional markets with the balance coming primarily from increased sales of our flagship SUPERPRETZEL brand in existing markets. Sales of frozen juice bars and ices increased $1,166,000 or 5% to $23,588,000 in 2005 from $22,422,000 in 2004 due to an extremely strong fourth quarter during which sales of LUIGI'S Real Italian Ice increased by approximately 50%. Coupon costs, a reduction of sales, were up $876,000, or 29%, for the year.

   The Restaurant Group

   Sales of our Restaurant Group, which operates BAVARIAN PRETZEL
BAKERY and PRETZEL GOURMET retail stores in the Mid-Atlantic region, declined by 29%, primarily due to closings or licensings of 11 stores. At September 24, 2005, we had 19 stores open.

   Frozen Beverages

   Frozen beverage and related product sales increased $9,634,000 or 8% to $129,233,000 in fiscal 2005. Beverage sales alone were up 2% for the year with sales increases and decreases spread among our customer base. Service revenue increased $6,130,000, or 34%, to $24,238,000 for the year as we continue to emphasize growing this part of our business. Increased service revenue to one customer accounted for over 40% of the increase with no other customer accounting for more than 10% of the increase. Machine sales increased $2,568,000 to $13,257,000 for the year. Sales to two customers accounted for all of the machine sales increase.

   Consolidated

   Other than as commented upon above by segment, there are no material specific reasons for the reported sales increases or decreases. Sales levels can be impacted by the appeal of our products to our customers and consumers and their changing tastes, competitive and pricing pressures, sales execution, marketing programs, seasonal weather, customer stability and general economic conditions.
   Gross profit as a percent of sales, although at 34% of sales for both 2005 and 2004, increased .26 of a percentage point primarily because of price increases and efficiencies related to higher volume and a significant improvement in the gross profit of our restaurant group business.
   Total operating expenses increased $9,781,000 to $114,798,000 in fiscal 2005 but as a percentage of sales were essentially the same in both 2005 and 2004. Marketing expenses were 13% of sales in both fiscals 2005 and 2004, although they dropped about 6/10 of one percent of sales. The decrease in marketing expense as a percent of sales was the result of controlled spending and higher sales throughout all our business. Distribution expenses increased about 6/10 of one percent of sales to 9% of sales from 8% of sales in 2004. Distribution expenses increased as a percent of sales because of higher fuel and outside carrier costs. Administrative expenses were 4% in both years even though we incurred approximately $400,000 of external costs related to compliance with Sarbanes-Oxley. Other general expense of $430,000 in 2005 was an increase of $401,000 from 2004 which increase resulted primarily from costs relating to Hurricane Katrina.
   Operating income increased $5,057,000 or 14% to $40,249,000 in fiscal 2005 as a result of the aforementioned items.
   Operating income was impacted by approximately $700,000 of higher insurance costs compared to a year ago due to increased claims under our liability policies. Manufacturing plant utilities costs were higher by about $1,000,000 for the year compared to last year with about two-thirds of the increase coming in the second half of the year. We expect that higher utilities costs will have a significant impact on our 2006 operating results. Although commodity costs did not increase as they have in recent years, our expectations are increases will be significant in fiscal year 2006.
   Investment income increased by $1,123,000 to $1,689,000 due to an increase in the general level of interest rates and higher investable balances of cash and marketable securities.
   Interest expense and other increased $26,000 to $136,000 in 2005. The effective income tax rate increased to 38% in fiscal year 2005 from 36% in 2004 due to estimated increases in state tax payments and an increase in the rate applied to deferred tax liabilities.
   Net earnings increased $3,333,000 or 15% in fiscal 2005 to $26,043,000 or $2.80 per fully diluted share as a result of the aforementioned items.
   There are many factors which can impact our net earnings from year to year and in the long run, among which are the supply and cost of raw materials and labor, insurance costs, factors impacting sales as noted above, the continuing consolidation of our customers, our ability to manage our manufacturing, marketing and distribution activities, our ability to make and integrate acquisitions and changes in tax laws and interest rates.
   The forward-looking statements contained herein are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected in the forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management's analysis only as of the date hereof. The Company undertakes no obligation to publicly revise or update these forward-looking statements to reflect events or circumstances that arise after the date hereof.


    CONTACT: J & J Snack Foods Corp., Pennsauken
             Dennis G. Moore, 856-665-9533